CONFIDENTIAL TREATMENT REQUESTED -- CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this "Agreement") is entered into as of January 18, 2008, by and between SUNPOWER CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 13, 2007, as amended from time to time ("Credit Agreement").

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	So long as Borrower deposits funds in a deposit account maintained by Borrow with Bank (account number *** – the “Cash Collateral Account”) on or before
January 18, 2008, in an amount no less than the amount of all outstanding indebtedness of Borrower to Bank in connection with the Line of Credit and the Letter of Credit Line under the Credit Agreement, including the aggregate amount available to be drawn under Subfeature Letters of Credit and Letters of Credit (with all such indebtedness, whether contingent or liquidated, referred to as the “Secured Obligations”), Bank hereby waives, effective as of the occurrence of each such event, Borrower’s failure to comply with the following covenants set forth in the Credit Agreement:

(a)
Section 4.3(d).  Borrower’s failure to deliver in a timely manner a certificate of the chief executive officer or chief financial officer of Borrower that financial statement, delivered under Section 4.3 of the Credit Agreement were accurate and that there existed no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and with supporting calculations showing compliance with financial covenants;

(b)
Section 5.4.  Borrower’s and Third Party Obligors’ guaranteeing or becoming liable in any way as surety, endorser, accommodation endorser or otherwise for, or pledging or hypothecating any assets of Borrower or such Third Party Obligor as security for, any liabilities or obligations of Borrower’s Subsidiaries, with the principal amount of such Subsidiaries’ obligations subject hereto exceeding an aggregate of Fifty Million Dollars ($50,000,000.00) outstanding at any time; and

(c)
Section 5.5.  Borrower’s entering into an Option Agreement, dated as of January 10, 2008, with NorSun AS pursuant to which Borrower could acquire a partial ownership interest in a joint venture company to be established by NorSun AS and its joint venture partners pursuant to the Joint Venture Agreement, of the same date, by and among such parties.

(d)
With respect to Section 5.4 of the Credit Agreement, Bank acknowledges that Borrower and Third Party Obligors may continue to enter into guaranties in excess of the aggregate amount permitted thereunder and Bank agrees to waive compliance with Section 5.4 on an ongoing basis with respect to such guaranties so long as (i) no other Event of Default occurs, and (ii) Borrower continues to maintain funds in the Cash Collateral Account in the amounts required under Section 2 hereof.

2.
The waiver granted by Bank under Section 1(b) above (a) is limited to the specific items described above as the same existed as of the date hereof, and (b) shall continue in full force and effect only so long as (i) Borrower deposits and maintains funds in the Cash Collateral Account (which Borrower hereby agrees to do) in an amount no less than the amount of Secured Obligations, or (ii) until such time as such waiver is superseded by the parties’ agreement to amend the Credit Agreement to address the question of corporate guaranties, whichever occurs first.  Borrower hereby agrees that, effective as of and after the date hereof, the Cash Collateral Account shall secure not only the Letter of Credit Line (and all Letters of Credit issued thereunder), but also the Line of Credit (and all advances made and Subfeature Letters of Credit issued thereunder).  Section 1.5 of the Credit Agreement (“Collateral”) and the Security Agreement (Deposit Account) executed in connection therewith are hereby deemed amended accordingly.  In the event that Bank determines that due to currency fluctuations the amount on deposit in the Cash Collateral Account falls below 100% of the amount of the Secured Obligations, Borrower shall, within 5 days after Bank’s written demand therefor, deposit funds into the Cash Collateral Account in the amount of such shortfall.

3.
Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Agreement.

4.
Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein, except as Bank expressly waives compliance in this Agreement.  Borrower further certifies that as of the date of this Agreement, there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default, except as such circumstances as to which Bank expressly waives compliance in this Agreement.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                   WELLS FARGO BANK,
SUNPOWER CORPORATION                                                                             NATIONAL ASSOCIATION

By: /s/ EMMANUEL T. HERNANDEZ                                                               By: /s/ MATTHEW A. SERVATIUS
       Emmanuel T. Hernandez                                                                                 Matthew A. Servatius
       Chief Financial Officer                                                                                    Vice President

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